Exhibit 99.1

Blue Star Foods Regains Compliance with Nasdaq

Miami, FL – June 12, 2024 (GLOBE NEWSWIRE) – Blue Star Foods Corp., (“Blue Star,” the “Company,” “we,” “our” or “us”) (NASDAQ: BSFC), an integrated Environmental, Social, and Governance (ESG) sustainable seafood company with a focus on Recirculatory Aquaculture Systems (RAS), today announced that on June 11, 2024 it received a letter from the Nasdaq Hearings Panel indicating that the Company demonstrated compliance with the bid price requirement in Listing Rule 5550(a)(2) and the minimum stockholders’ equity requirement in Listing Rule 5550(b)(1).

Additionally, the Company will be subject to a Discretionary Panel Monitor for a period of one year, until June 11, 2025. If the Company fails to maintain compliance with any continued listing requirement during the one-year monitoring period, the Company will have an opportunity to request a new hearing with the initial Panel or a newly convened Hearings Panel if the initial Panel is unavailable.

About Blue Star Foods Corp. (NASDAQ: BSFC)

Blue Star Foods Corp. an integrated Environmental, Social, and Governance (ESG) sustainable seafood company with a focus on Recirculatory Aquaculture Systems (RAS) that processes, packages and sells high-value seafood products. The Company believes it utilizes best-in-class technology, in both resource sustainability management and traceability, and ecological packaging. The Company also owns and operates the oldest continuously operating Recirculating Aquaculture System (RAS) full grow-out salmon farm in North America. The company is based in Miami, Florida, and its corporate website is: https://bluestarfoods.com

Forward-Looking Statements:

The foregoing material may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts, including without limitation statements regarding the Company’s product development and business prospects, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. Forward-looking statements are not guarantees of future actions or performance. These forward-looking statements are based on information currently available to the Company and its current plans or expectations and are subject to a number of risks and uncertainties that could significantly affect current plans. Risks concerning the Company’s business are described in detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, and other periodic and current reports filed with the Securities and Exchange Commission. The Company is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contacts:

investors@bluestarfoods.com